Exhibit 10.2

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of the 12th day of January 2006 (“Effective Date”), by and between SARA LEE COFFEE & TEA NORTH AMERICA, a division of Sara Lee/DE International BV, a corporation organized under the laws of The Netherlands (“Sublandlord”), and HOUGHTON MIFFLIN CO., a Massachusetts corporation (“Subtenant”).

A. 3800 Golf Road LLC, a Delaware limited liability company, as landlord (“Landlord”), and Sublandlord, as tenant, entered into that certain Office Lease dated July 13, 2004 (the “Master Lease”) whereby Landlord leased to Sublandlord certain premises (the “Premises”) known as Suites 100 and 200 consisting of 116,693 rentable square feet located on the 1st and 2nd floors of the building located at 3800 Golf Road, Rolling Meadows, Illinois (the “Building”), all as more particularly described in the Master Lease, upon the terms and conditions contained therein. All capitalized terms used herein shall have the same meanings ascribed to them in the Master Lease unless otherwise defined herein. A true and correct copy of the Master Lease, with certain economic terms and other terms inapplicable to Subtenant redacted, is attached hereto as Exhibit A and made a part hereof.

B. Sublandlord and Subtenant are desirous of entering into a sublease of the entire Premises on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1. Demise. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and subleases from Sublandlord the entire Premises, upon and subject to the terms, covenants and conditions hereinafter set forth.

2. Sublease Term. The term of this Sublease (the “Term”) shall commence on the latest to occur of (i) delivery of Landlord’s written non-disturbance agreement and consent to this Sublease to Subtenant; (ii) delivery of the Premises to Subtenant in accordance with the terms hereof; and (iii) January 1, 2007 (the “Sublease Commencement Date”) and shall end, unless sooner terminated as provided herein, on November 30, 2015 (the “Sublease Expiration Date”). Subtenant shall execute and furnish to Sublandlord a confirmation letter in which Subtenant shall acknowledge the actual Sublease Commencement Date and Sublease Expiration Date. Notwithstanding the foregoing, Subtenant shall be permitted access to the Premises beginning on September 1, 2006 (“Access Date”) for purposes of commencing Subtenant’s initial work to prepare the space for Subtenant’s occupancy, which access shall be on all of the terms and conditions of this Sublease except the obligation to pay Rent. Subject to the terms and conditions of the Master Lease and the Sublease, Sublandlord shall maintain exclusive control of the Premises from the Access Date until the Sublease Commencement Date. Following the Access Date, Subtenant and Sublandlord shall enter into a written agreement memorializing the Access Date and the Sublease Commencement Date.

3. Use.

(a) The Premises shall be used and occupied by Subtenant for the uses permitted under and in compliance with Section 5.1 of the Master Lease (except, however, Subtenant shall not have the right to use the Premises for green roasting, brewing and tasting or other Laboratory uses) and for no other purpose. Subtenant shall have access to the Building and the Premises twenty-four hours per day, seven (7) days per week, 365 days per year, subject to the terms and conditions of the Master Lease and Landlord’s rules and regulations attached to the Master Lease as Exhibit B.

(b) Beginning on the Sublease Commencement Date, Sublandlord shall make available to Subtenant, at no additional charge, in “as is” condition and without representation or warranty, for Subtenant’s use, Landlord’s FF&E (“Landlord’s FF&E”) described in the attached Exhibit B and Sublandlord’s furniture (“Sublandlord’s Furniture”) described in the attached Exhibit C, each incorporated herein by reference. Provided Subtenant is not in default of this Sublease (beyond any applicable notice and cure period) and provided Landlord conveys Landlord’s FF&E to Sublandlord pursuant to Section 1.8 of the Master Lease, Sublandlord shall convey to Subtenant by quit claim bill of sale all of Sublandlord’s interest in Sublandlord’s Furniture and Landlord’s FF&E on or before the day before the Sublease Expiration Date. Subtenant shall then be responsible for removal of same in accordance with the requirements of the Master Lease.

4. Sublease Rent.

(a) Sublease Base Rent. Beginning on the Sublease Commencement Date and thereafter during the Term of this Sublease and ending on the Sublease Expiration Date, Subtenant shall pay to Sublandlord the following monthly installments of base rent (“Sublease Base Rent”):

Period	Monthly Base Rent	Annual Base Rent
from the Sublease Commencement Date to the day before the 1st anniversary of the Sublease Commencement Date	$175,039.50	$2,100,474.00
from the 1st anniversary of the Sublease Commencement Date to the day before the 2nd anniversary of the Sublease Commencement Date	$179,901.71	$2,158,820.52
from the 2nd anniversary of the Sublease Commencement Date to the day before the 3rd anniversary of the Sublease Commencement Date	$184,763.92	$2,217,167.04

Period	Monthly Base Rent	Annual Base Rent
from the 3rd anniversary of the Sublease Commencement Date to the day before the 4th anniversary of the Sublease Commencement Date	$189,626.13	$2,275,513.56
from the 4th anniversary of the Sublease Commencement Date to the day before the 5th anniversary of the Sublease Commencement Date	$194,488.33	$2,333,859.96
from the 5th anniversary of the Sublease Commencement Date to the day before the 6th anniversary of the Sublease Commencement Date	$199,350.54	$2,392,206.48
from the 6th anniversary of the Sublease Commencement Date to the day before the 7th anniversary of the Sublease Commencement Date	$204,212.75	$2,450,553.00
from the 7th anniversary of the Sublease Commencement Date to the day before the 8th anniversary of the Sublease Commencement Date	$209,074.96	$2,508,899.52
from the 8th anniversary of the Sublease Commencement Date to the Sublease Expiration Date	$213,937.17	N/A

If Sublandlord fails to cause the Access Date to occur on or before September 1, 2006, for any reason other than Subtenant caused delays, the Sublease Commencement Date shall be delayed one (1) day for each day of such delay. If Sublandlord fails to cause the Access Date to occur on or before October 1, 2006, for any reason other than Subtenant caused delays, the Sublease Commencement Date shall be delayed two (2) days for each day of such delay. In addition, if Sublandlord fails to cause the Access Date to occur on or before December 31, 2006, for any reason other than Subtenant caused delays, Subtenant shall have the right to terminate this Lease upon written notice to Sublandlord given on or before January 10, 2007, provided, however, that if Sublandlord subsequently causes the Access Date to occur on or before January 20, 2007, then Subtenant’s termination notice shall be void and of no force or effect and this Sublease shall continue in full force and effect as if such termination notice had never been sent. If this Sublease is not so terminated, then effective January 20, 2007, Subtenant shall no longer be entitled to two (2) days rent abatement for each day of delay as provided above, but rather, commencing on January 21, 2007, Subtenant shall again be entitled to only one (1) day of delay in the Sublease Commencement Date for each day of delay beyond January 20, 2007, it being acknowledged that Subtenant shall remain entitled to the two (2) days of rent abatement for each day of delay between October 1, 2006, and January 20, 2007. In each case that the dates above are delayed due to Subtenant caused delays, Sublandlord shall give Subtenant such notice as is reasonably possible under the circumstances of any such delay and shall permit Subtenant a reasonable opportunity to mitigate the effects of any such Subtenant caused delays.

Sublease Base Rent and all other amounts payable by Subtenant hereunder shall hereinafter be collectively referred to as “Sublease Rent.” If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Sublease Base Rent shall be paid for the fractional month during which the Term commenced or terminated.

(b) Operating Expenses and Taxes. From and after the Sublease Commencement Date, Subtenant shall pay to Sublandlord as additional rent for this subletting an amount equal to Tenant’s Share of (a) the amount, if any, by which Operating Expenses for an Expense Year exceeds Operating Expenses for the Sublease Base Year (“Sublease Expense Excess”) and (b) the amount, if any, by which Tax Expenses for an Expense Year exceeds Tax Expenses for the Sublease Base Year (the “Sublease Tax Excess”). “Sublease Base Year” shall mean the calendar year 2006.

Sublandlord shall provide Subtenant copies of any good faith estimates of Sublandlord’s Expense Excess and Tax Excess received by Sublandlord under the Master Lease during the Term hereof. For each Expense Year during the Term hereof, Sublandlord may estimate and notify Subtenant of the amount of Subtenant’s Sublease Expense Excess and Sublease Tax Excess due for such year, and Subtenant shall pay Sublandlord one-twelfth of such estimate on the first day of each month during such year. Such estimate may be revised by Sublandlord whenever it obtains information relevant to making such estimate more accurate. After the end of each Expense Year, after receiving the Statement from Landlord, Sublandlord shall deliver to Subtenant a copy of the Statement and a report setting forth the actual Sublease Expense Excess and Sublease Tax Excess incurred or accrued during such Expense Year and a statement of the amount of Sublease Expense Excess and Sublease Tax Excess that Subtenant paid for such year. Within twenty (20) days after receipt of such report, Subtenant shall pay to Sublandlord the amount of Sublease Expense Excess and Sublease Tax Excess due for such Expense Year minus any payments of Sublease Expense Excess and Sublease Tax Excess, respectively, made by Subtenant for such year. If Subtenant’s estimated payments of Sublease Expense Excess and Sublease Tax Excess, respectively, exceed the amount due Sublandlord for such Expense Year, Sublandlord shall apply such excess as a credit against Subtenant’s other obligations under this Sublease, or, if the Term hereof has already expired, Sublandlord shall promptly refund such excess to Subtenant, provided Subtenant was not then in default hereunder upon such expiration, in either case without interest to Subtenant. If Sublandlord disputes the correctness of any

Statement issued by Landlord and if such dispute is resolved in Sublandlord’s favor such that Sublandlord receives a refund or credit of Expense Excess or Tax Excess paid by Sublandlord under the Master Lease, after deducting any and all costs incurred by Sublandlord in obtaining such refund or credit, Sublandlord shall apply to Subtenant’s account any portion of such refund or credit received by Sublandlord that may be applicable to any related payments of Sublease Expense Excess or Sublease Tax Excess made by Subtenant hereunder.

In lieu of the foregoing Statement and review procedures, Sublandlord and Subtenant shall endeavor in good faith to cause Landlord to deliver the Statement directly to Subtenant and provide Subtenant the review and audit rights provided to Sublandlord under Section 4.7 of the Master Lease. In such event, Subtenant shall have the right to exercise such rights under the Master Lease in good faith, provided Subtenant shall provide Sublandlord with a copy of any Statement received from Landlord and notify Sublandlord of any review and audit under by Subtenant under Section 4.7 of the Master Lease. Sublandlord otherwise agrees to cooperate with Subtenant in connection with Subtenant’s review of any such Statements, bills or other materials furnished by Landlord. Notwithstanding the foregoing, Subtenant acknowledges that Sublandlord shall retain its rights under Section 4.7 of the Lease to review and audit Landlord’s books and records.

(c) Additional Rent. From and after the Access Date, Subtenant shall pay to Sublandlord as additional rent for this subletting all special or after-hours cleaning, heating, ventilating, air-conditioning, elevator, loading dock and other Building services or charges incurred at the request of Subtenant, or with respect to the Premises and all other additional expenses, costs and charges payable to Landlord under the Master Lease or the Sublandlord under this Sublease in connection with the use of the Premises. The foregoing includes, without limitation, the loading docks charge under Section 1.4 of the Master Lease, the electricity charge under Section 4.8 of the Master Lease, the charge for After Hours HVAC under Section 6.1.1 of the Master Lease and any costs payable by Subtenant under Section 8.8 of the Master Lease in connection with the Building Generator or the Tenant’s Generator. Subtenant acknowledges and agrees that, it is intended that Sublease Base Rent payable hereunder is intended to be absolutely net to Sublandlord and (except for (i) the excess, if any, of Base Rent payable under the Lease over the Sublease Base Rent payable hereunder and (ii) the excess, if any, of the Expense Excess and Tax Excess payable by Sublandlord under the Master Lease over the Sublease Expense Excess and Sublease Tax Excess payable hereunder), all costs and expenses and obligations of every kind and nature whatsoever relating to the Premises payable under the Master Lease be and are payable by Subtenant to Sublandlord hereunder.

(d) Payment of Sublease Rent. Except as otherwise specifically provided in this Sublease, Sublease Rent shall be payable in lawful money without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease. All Sublease Rent, unless otherwise directed, shall be payable to Sublandlord at c/o Sara Lee Corporation, 70 West Madison Avenue, Chicago, Illinois 60602, Attn: Brian Hunter, or to any other such place as Sublandlord may from time to time designate by notice to Subtenant. Any additional rent payable on account of items which are not payable monthly by Sublandlord to Landlord under the Master Lease is to be paid to Sublandlord within five (5) days after invoice for same, unless a different time for payment is elsewhere stated herein. All past due installments of Sublease Rent shall bear Interest from the date due until paid. Additionally, Subtenant shall be responsible for all late charges payable by Sublandlord as a result of any late payment by Subtenant hereunder, including, without limitation, late charges due and payable under Article 24 of the Master Lease. Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Master Lease.

(e) Abatement. Notwithstanding anything contained herein to the contrary, Subtenant shall be entitled to an abatement of Sublease Base Rent and Sublease Expense Excess and Sublease Tax Excess for the first sixteen (16) months of the Sublease Term beginning on the Sublease Commencement Date. The amount of the Sublease Base Rent and Sublease Expense Excess and Sublease Tax Excess abated hereunder is referred to as the “Abated Sublease Rent”. If Subtenant defaults at any time during the Term and fails to cure such default within the applicable cure period under this Sublease, if any, and, as a result thereof, Sublandlord terminates this Sublease or terminates Subtenant’s right to possession under this Sublease, then an amount equal to all Abated Sublease Rent multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the Sublease Term from and after the date of such default and the denominator which is 91, shall immediately become due and payable. The payment by Subtenant of the Abated Sublease Rent in the event of such termination shall not limit or affect any of Sublandlord’s other rights, pursuant to this Sublease or at law or in equity.

5. Incorporation of Terms of Master Lease.

(a) This Sublease is subject and subordinate to the Master Lease. Subject to the modifications set forth in this Sublease, the terms of the Master Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were Landlord and Tenant, respectively, under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease. In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern. Subtenant acknowledges that it has reviewed the Master Lease attached hereto as Exhibit A and is familiar with the terms and conditions thereof.

(b) For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(i) In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord (which approval or consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed) and Landlord.

(ii) In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same simultaneously to both Landlord and Sublandlord. In any such instance, Sublandlord shall reasonably determine if such evidence, certificate or other matter or thing shall be satisfactory.

(iii) Notwithstanding anything to the contrary contained in Article 11 or Article 13 of the Master Lease, Sublandlord shall have no obligation to restore or rebuild any portion of the Premises after any destruction or taking by eminent domain.

(iv) Sublandlord shall have no responsibility for any of Landlord’s obligations to provide any of the services required under Article 6 of the Lease (but the foregoing shall not be deemed or construed to limit Sublandlord’s obligation under Section 7 below).

(v) Sublandlord shall not be deemed to have made any of Landlord’s representations, warranties and indemnities under the Master Lease (provided, however, that to the extent permitted under the Master Lease, or as otherwise consented to by Landlord, Sublandlord hereby assigns to Subtenant the third party benefits of such representation, warranties and indemnities of Landlord and the right to enforce same, provided, however, that Sublandlord shall also retain the rights to enforce such representations, warranties and indemnities).

(vi) Sublandlord shall not be deemed or construed in any way to indemnify Subtenant for any breach of Landlord under the Master Lease or any other actions or omissions of Landlord.

(c) Sublandlord acknowledges and agrees that Subtenant shall not be bound by or obligated to comply with any of the terms or conditions of the Master Lease that have been redacted therefrom (as reflected by the copy of the Master Lease that is attached hereto as Exhibit A). In addition, the following provisions of the Master Lease (collectively referred to as the “Excluded Provisions”) are specifically excluded from this Sublease: Section 2.2, Section 4.9, Section 7.1, Section 10.5.1, Section 10.6, Section 12.3, Article 14, the second grammatical paragraph of Article 27, Section 28.10, Section 28.11, Section 28.19 and Section 28.30. Additionally, except to the extent consented to by Landlord, Sublandlord’s rights under Sections 8.7 and 8.8 are likewise excluded and shall be deemed Excluded Provisions.

(d) Notwithstanding anything contained herein to the contrary, if requested by Sublandlord, Subtenant shall cooperate with Sublandlord in Sublandlord’s efforts to cause Landlord to agree to terminate the Master Lease and enter into a direct lease with Subtenant for the Premises on terms and conditions in substance equivalent to those contained in the Sublease. Subtenant shall not be obligated to undertake any additional obligations or liabilities in connection with such cooperation. In addition, Sublandlord shall reimburse Subtenant for all reasonable costs incurred by Subtenant in connection with such cooperation, including, without limitation, reasonable attorneys’ fees incurred in connection therewith.

6. Subtenant’s Obligations. Subtenant covenants and agrees that all obligations of Sublandlord under the Master Lease shall be done or performed by Subtenant with respect to the Premises, except as otherwise expressly provided by this Sublease, and Subtenant’s obligations shall run to Sublandlord and Landlord, as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord. Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred as a result of the non-

performance, non-observance or non-payment of any of Subtenant’s obligations hereunder. If Subtenant makes any payment to Sublandlord pursuant to this indemnity, then Subtenant shall be subrogated to the rights of Sublandlord concerning said payment. Subtenant shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, an Event of Default under this Sublease or the Master Lease.

7. Sublandlord’s Obligations. Sublandlord agrees that Subtenant shall be entitled to the benefit of those rights and other privileges (except for those contained in the Excluded Provisions) of Sublandlord as “tenant” under the provisions of the Master Lease as redacted and attached hereto and shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Master Lease, provided, however Sublandlord shall have no liability to Subtenant for Landlord’s failure to provide any of such services or repairs. Subtenant shall look solely to Landlord for all such services, including without limitation, Landlord’s obligations to repair and maintain the Base Building, Building Structure, Building Systems and the Common Areas, and shall not, under any circumstances, seek nor require Sublandlord to perform any of such services, nor shall Subtenant make any claim upon Sublandlord for any damages which may arise by reason of Landlord’s default under the Master Lease, including, but not limited to, those rights under Section 7.1 of the Master Lease. Notwithstanding anything to the contrary contained herein, Sublandlord agrees, however, that in the event that Landlord shall fail to provide the services or perform the obligations to be provided or performed by it pursuant to the terms of the Master Lease, Sublandlord shall, upon written notice from Subtenant, make demand upon Landlord pursuant to the terms of the Master Lease and to otherwise reasonably cooperate with Subtenant (provided such cooperation shall not require the expenditure of funds, unless Subtenant shall agree to promptly pay or reimburse Sublandlord for all reasonable costs and expenses incurred by Sublandlord in connection therewith) to enforce Landlord’s obligations or shall permit Subtenant to pursue same. In the event Subtenant pursues such obligations directly against Landlord, Subtenant shall indemnify and save and hold Sublandlord harmless from and against any and all costs, claims and liabilities incurred in connection therewith. Any condition resulting from a default by Landlord shall not constitute, as between Sublandlord and Subtenant, an eviction, actual or constructive, of Subtenant, except as permitted under the Master Lease, and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease or entitle Subtenant to receive any reduction in or abatement of the Sublease Rent provided for in this Sublease, except as permitted under the Master Lease. Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord under the Master Lease.

8. Default by Subtenant.

(a) Upon the happening of any of the following:

(i) Subtenant fails to pay any installment of Sublease Rent or pay any other amount due from Subtenant hereunder within three (3) business days after written notice thereof;

(ii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for twenty (20)

days after notice thereof from Sublandlord to Subtenant (provided, however, that if the nature of Subtenant’s noncompliance is such that more than twenty (20) days are reasonably required for its cure, Subtenant shall not be deemed to be in default if Subtenant commences such cure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion); or

(iii) any other event occurs which involves Subtenant or the Premises and which would constitute an Event of Default under the Master Lease if it involved Sublandlord;

there shall be deemed to be an “Event of Default” hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Master Lease upon an Event of Default by Sublandlord thereunder.

(b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, and does not cure same within any applicable notice and cure period provided above, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, reasonable amounts so paid and amounts expended in undertaking such performance, together with all reasonable, actual, out-of-pocket costs, expenses, attorneys’ fees incurred by Sublandlord in connection therewith and Interest thereon shall be additional Sublease Rent hereunder.

9. Notices. Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant’s obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord. Sublandlord agrees to forward to Subtenant, within two (2) business days following receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as tenant under the Master Lease. In addition, Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any other notices received by Subtenant from Landlord or any notices received from any governmental authorities regarding the Premises. All notices, demands and requests shall be in writing and shall be sent either by (i) United States certified or registered mail, postage prepaid, return receipt requested (“Mail”) or (ii) by a nationally recognized overnight courier service (e.g., Federal Express) to the notice address of the appropriate party, or to such other address as such party may designate from time to time in a notice. Notices, demands and requests so sent shall be deemed given three (3) business days after the date it is posted if sent by Mail or, the next business day following deposit (on a business day) with an overnight courier service.

Notices to Sublandlord shall be sent to the attention of:

Sara Lee Corporation

70 West Madison Avenue

Chicago, Illinois 60602

Attn: Brian Hunter

Notices to Subtenant shall be sent to the attention of:

Houghton Mifflin Company

222 Berkeley Street

Boston, MA 02116

Attn: VP Real Estate and General Counsel

With a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Sturant A. Offner, Esq.

or at such other address as identified by such party by written notice thereof.

10. Broker. Sublandlord and Subtenant represent and warrant to each other that, with the exception of Colliers Bennett & Kahnweiler, Inc., and Staubach Midwest LLC (collectively, the “Brokers”), no brokers were involved in connection with the negotiation or consummation of this Sublease. Sublandlord agrees to pay a commission to Brokers pursuant to a separate agreement. Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by said party as a result of a breach of this representation and warranty by the indemnifying party.

11. Condition of Premises. Subtenant acknowledges that it is subleasing the Premises “as-is”, that Sublandlord does not make any representation or warranty concerning the condition of the Premises except as expressly set forth herein and that Sublandlord is not obligated to perform any work to prepare the Premises for Subtenant’s occupancy. Without limiting the generality of the effect of the foregoing and notwithstanding anything else contained in this Sublease to the contrary, Sublandlord shall not be deemed or construed to have made the representations and warranties, if any, of Landlord under the Master Lease with respect to the condition of the Premises.

12. Early Access and Alterations.

(a) From and after the Access Date, Subtenant shall be permitted to perform alterations expressly approved in writing (prior to the commencement of any such alterations) by Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed) and Landlord, which alterations shall be performed in accordance with Section 8 of the Master Lease. Subtenant’s access prior to the Sublease Commencement Date shall be subject to all of the terms and conditions of this Sublease and the Master Lease, except, however, Subtenant shall not be obligated to pay Sublease Base Rent or Sublease Expense Excess or Sublease Tax Excess for such period of early occupancy prior to the Sublease Commencement Date.

(b) Subtenant acknowledges and agrees that, notwithstanding anything to the contrary contained in the Master Lease, from and after the Access Date through the Term of this Sublease, any alterations to the Premises desired by Subtenant (excepting such Minor Alterations as permitted by the terms of the Master Lease) shall be performed by Subtenant only after first obtaining the prior written consent of Sublandlord (which consent shall not be unreasonably withheld, conditioned or delayed), and all such permitted alterations shall otherwise be subject to the requirements of the Master Lease, including, without limitation, the requirements of Article 8 and Article 9 of the Master Lease. Notwithstanding the requirements set forth in Section 8.2 of the Master Lease, Sublandlord agrees that, following receipt of Subtenant’s plans and specifications for Subtenant’s initial work, Sublandlord shall, within three (3) business days thereafter, forward a copy of such plans and specifications to the Landlord for review. Sublandlord shall respond in writing within ten (10) business days after receipt of Subtenant’s plans and specifications indicating whether Sublandlord approves or disapproves such plans and specifications (and, in case of disapproval, the specific reasons therefor). Subtenant shall resubmit such revised plans and specifications to Sublandlord and Sublandlord shall have five (5) business days to respond in writing indicating whether Sublandlord approves or disapproves such plans and specifications (and, in case of disapproval, the specific reasons therefor), and this process shall continue until Sublandlord and Landlord shall have approved Subtenant’s plans and specifications. Sublandlord’s failure to respond within the above time periods shall be deemed approval for purposes of this paragraph, but the foregoing shall not be deemed or construed as a waiver of the requirement of obtaining Landlord’s consent. Sublandlord agrees that it shall diligent and good faith efforts to obtain Landlord’s approval of any Subtenant request for same.

(c) In no event shall Sublandlord charge a commission or supervision fee in connection with any alterations performed by Subtenant, provided that Subtenant shall pay the actual (without mark-up) reasonable third party costs incurred solely by Sublandlord for any review of the plans and specifications for any of Subtenant’s proposed alterations.

(d) Notwithstanding anything contained in Section 8.4 or Article 15 of the Master Lease to the contrary, Sublandlord shall not require Subtenant to remove any Alterations from the Premises unless Landlord requires such removal. The foregoing agreement of Sublandlord includes, without limitation, any Alteration performed by Sublandlord.

13. Consent of Landlord. Sublandlord shall solicit Landlord’s consent to this Sublease, on terms reasonably acceptable to Subtenant, promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant. Sublandlord shall use diligent and commercially reasonable efforts to obtain such consent from Landlord, provided, however, Sublandlord shall not be required to expend any sums or make any concessions under the Master Lease or otherwise in order to obtain such Landlord consent. Subtenant shall reasonably cooperate in Sublandlord’s efforts to obtain such consent and shall provide to Landlord and Sublandlord any information reasonably requested by Landlord. In the event Landlord’s written consent to this Sublease has not been obtained on terms reasonably acceptable to Subtenant within thirty (30) days after the Effective Date, then this Sublease may be terminated by Subtenant upon written notice to Sublandlord, and upon such termination neither party hereto shall have any further rights against or obligations to the other. Notwithstanding the foregoing, if Landlord has not granted its consent within such 30 day period, within two (2) business days after the expiration of such 30 day period, Subtenant may extend the deadline for delivery of Landlord’s consent for an additional thirty (30) days by delivering written notice thereof to Sublandlord. In addition, if Landlord consent to this Sublease has not been obtained within sixty (60) days after the Effective Date hereof, then this Sublease may be terminated by Sublandlord upon written notice to Subtenant, and upon such termination neither party shall have any further rights or obligations to the other.

14. Termination of the Master Lease.

(a) If for any reason the term of the Master Lease shall terminate prior to the Sublease Expiration Date, then this Sublease shall automatically be terminated, and Sublandlord shall not be liable to Subtenant by reason thereof unless said termination shall have been caused by an Event of the Default of Sublandlord under the Master Lease, and said Sublandlord Event of Default was not as a result of a Subtenant default hereunder.

(b) Notwithstanding anything to the contrary contained herein, Subtenant shall have the right (at Subtenant’s expense, including payment of the Early Termination Payment) to exercise the Termination Option contained in Section 28.31 of the Master Lease.

15. Assignment and Subletting.

(a) Subject to the terms and conditions of Article 14 of the Master Lease, Subtenant shall have the right to sublease all or any portion of the Premises or assign this Sublease or any interest therein, and to suffer or permit any other person (other than agents, servants or associates of the Subtenant) to occupy or use the Premises, only upon the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed in accordance with the procedures and criteria for consent set forth in Article 14 of the Master Lease. Any assignment or Sublease by Subtenant which violates the terms and conditions of Article 14 of the Master Lease or this Section 15 shall be null and void.

(b) In the event that Sublandlord shall consent to an assignment under the provisions of this Section 15, Subtenant shall pay Sublandlord’s reasonable attorneys’ fees incurred in giving such consent as well as any and all costs or expenses payable to Landlord in obtaining such consent. Notwithstanding any permitted assignment or sublease, Subtenant shall at all times remain directly, primarily and fully responsible and liable for all payments owed by Subtenant under this Sublease and for compliance with all obligations under the terms, provisions and covenants of this Sublease.

16. Sublandlord Consent. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Sublease and under any applicable Law for Sublandlord to withhold consent to any request made by Subtenant hereunder where Landlord has denied its consent to any such request as made by Subtenant.

17. Limitation of Estate. Subtenant’s estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord. From and after the Access Date, Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, obligations of Subtenant hereunder. In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Master Lease, then, except as otherwise expressly agreed to herein, Sublandlord’s sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach under the Master Lease.

18. Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease. This Sublease and any exhibits and schedules attached hereto contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in a writing signed by the parties hereto which is consented to by Landlord. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no representations or warranties between the parties, except any express representations and agreements contained in this Sublease. This Sublease may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting signature of all parties.

19. Sublandlord Representations.

(a) Sublandlord represents and warrants to Subtenant as of the Effective Date that, to Sublandlord’s actual knowledge, (i) the Master Lease is in full force and effect and is valid and binding on the parties, and no Event of Default has occurred under the Master Lease and (ii) no event has occurred and is continuing which would constitute an Event of Default but for the requirement of the giving of notice and/or the expiration of the period of time to cure. Whenever used in this Sublease, the phrase “to Sublandlord’s actual knowledge” and similar phrases shall be limited in meaning to the actual (as distinguished from implied, imputed or constructive) knowledge of Brian Hunter or Jeff O’Rourke without independent inquiry or investigation, and without imputation to such individuals or Sublandlord of facts and matters otherwise within the personal knowledge of any other officers or employees of Sublandlord or third parties.

(b) Provided Subtenant shall timely pay all Sublease Rent and other amounts when and as due under this Sublease, Sublandlord shall not commit an Event of Default as defined Section 19.11 of the Master Lease.

(c) Sublandlord covenants and agrees (i) not to do or fail to do anything which would constitute a default or an Event of Default under the Master Lease; (ii) not to voluntarily surrender or agree to an early termination of the Master Lease whether pursuant to Section 28.31, Section 11.6, Article 13, or pursuant to any other section under the Master Lease (unless

Subtenant has exercised its corresponding right to terminate under such section(s)), and (iii) to deliver to Subtenant promptly following receipt thereof a copy of any notice of default or other correspondence regarding the Premises received from Landlord.

(d) Sublandlord shall not agree to an amendment to the Master Lease which might have an adverse effect on the Sublease or upon Subtenant’s use of the Premises for the Permitted Use, or which may increase Subtenant’s obligations hereunder or decrease Subtenant’s rights hereunder.

(e) Provided Subtenant shall timely pay all rent and other amounts when and as due under this Sublease, Sublandlord shall pay, when and as due, all base rent, additional rent and other charges payable by Sublandlord to Landlord under the Master Lease.

IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBLANDLORD:

SARA LEE COFFEE & TEA NORTH AMERICA, a division of Sara Lee/DE International BV, a corporation organized under the laws of The Netherlands

By:	/s/ J. Randall White
Its:	SVP—Sara Lee Corporation

SUBTENANT:

HOUGHTON MIFFLIN CO., a Massachusetts corporation

By:	/s/ Paul D. Weaver
Its:	Vice President